Exhibit 23

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Commerce Bancshares, Inc.:

       We consent to incorporation by reference in Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 33-61499, No. 33-61501 and No. 333-14651, each on Form S-8 of Commerce Bancshares, Inc. of our report dated February 20, 2004, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Commerce Bancshares, Inc. Our report refers to a change in method of accounting for goodwill and other intangible assets.

KPMG LLP

Kansas City, Missouri

March 12, 2004